UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2003

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 229-2900

(N/A)

(Former name or former address, if changed since last report)

ITEM 2.	ACQUISITION OR DISPOSTION OF ASSETS

On August 11, 2003, a subsidiary of Arch Chemicals, Inc. (the “Company”) completed the sale of the Hickson organics operations in Castleford, England to Greentag (8) Limited. Total proceeds from the sale were approximately £11 million ($18 million), subject to a post-closing working capital adjustment. Proceeds consist of cash of approximately £9.5 million ($15.5 million) and two promissory notes from the purchaser in the aggregate principal amount of £1.5 million ($2.5 million). The payment of principal and interest with respect to one of the notes is contingent on future operating results of the disposed business.

The purchase price was determined as a result of arms-length negotiations between the parties.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements of Business Acquired

Not applicable.

(b) Pro Forma Financial Information

Pro forma financial information is not included in this Report. The Company’s historical consolidated financial statements reflect the transaction for the entire period in accordance with Statement of Accounting Standards Number 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The assets and liabilities of the disposed business have been reported separately on the face of the condensed consolidated balance sheet and the disposed business’ operating results have been reported as discontinued operations on the face of the condensed consolidated statements of income. See the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

(c) Exhibits

2. Share Purchase Agreement, dated August 11, 2003, among Hickson Limited, Greentag (8) Limited, Hickson International Limited, Arch Chemicals, Inc. and Hickson & Welch Chemical Products Limited.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2003

ARCH CHEMICALS, INC.

By:	Steven C. Giuliano
Name:	Steven C. Giuliano
Title:	Controller

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Exhibit Index

Exhibit No.	Description

2.	Share Purchase Agreement, dated August 11, 2003, among Hickson Limited, Greentag (8) Limited, Hickson International Limited, Arch Chemicals, Inc. and Hickson & Welch Chemical Products Limited.

Included in Exhibit 2 is a list briefly identifying the contents of all omitted schedules. The Company will furnish supplementary to the Securities and Exchange Commission upon request any omitted schedules.

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